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                                                                    EXHIBIT 11.4


                MIDLAND FINANCIAL GROUP, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (In thousands, except per share amounts)

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                                              For the Years Ended December 31,
                                                1993       1994        1995
                                            ----------------------------------
Primary earnings per share:

Average shares outstanding                        5,118      5,322       5,369

Net effect of dilutive stock options based
 upon the treasury stock method using the
 average market price per share                     188        156          --
                                            ----------------------------------

Common and common equivalent shares               5,306      5,478       5,369
                                            ==================================

Net income                                        7,068      7,925     (10,071)
                                            ==================================

Fully diluted earnings per share:

Average shares outstanding                        5,118      5,322       5,369

Net effect of dilutive stock options and
 warrants - based on the treasury stock
 method using average market price                  174        155          --
                                            ----------------------------------

     Common and common equivalent shares          5,292      5,477       5,369
                                            ==================================

Net income (loss)                                $7,068     $7,925    $(10,071)
                                            ==================================

Earnings per share:
Primary earnings per share                         1.34       1.45       (1.88)
Fully diluted earnings per share                   1.34       1.45       (1.88)
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